                     BILL OF SALE, ASSIGNMENT AND ASSUMPTION


                  KNOW ALL MEN BY THESE PRESENCE, that all of Global DataTel, Inc., a Nevada corporation ("Global") for good and valuable consideration, receipt whereof is hereby acknowledged, hereby sells, conveys, grants, transfers, assigns, delivers and sets over unto GDIS Acquisition Corp. ("GAC"), a Delaware corporation, its successors and assigns, all of the assets, properties and rights employed by Global in the operation of its business, wherever located, as the same shall exist and with effect as of and from the opening of business on the effective date of the acquisition of assets pursuant to the Asset Purchase Agreement (the "Purchase Agreement"), dated as of December 8, 1999, as amended, between Surge Components, Inc., GAC, and Global, (the term "Effective Date" when used herein, shall have the meaning ascribed to it in the Purchase Agreement), including, but not limited to:

                  (a) All of the furniture, fixtures, leasehold improvements, machinery, equipment, and other physical assets, as set forth in Part 1 of Schedule A (the "Assets Schedule"), annexed hereto.

                  (b) All accounts and notes receivable, together with the proceeds thereof and the rights to all amounts due and to become due thereunder, and claims and causes of action of Global arising out of the operation of its business, as set forth in Part 2 of the Assets Schedule.

                  (c) Lists of all customers and prospective customers (collectively the "Customers") now or prospectively buying product or using services provided by Global as of the Effective Date, as set forth in Part 3 of the Assets Schedule; all of Global's rights to sell to or serve the Customers with their requirements; and all agreements, contracts, commitments, arrangements or understandings with Customers (the "Customer Contracts"), as set forth in Part 4 of the Assets Schedule, subject to the consent of the Customers, together with the rights to all amounts due or to become due thereunder and all claims with respect thereto; it being understood that the performance of Global's obligations under any Customer Contract shall not be deemed to have been assigned hereunder if the assignment would constitute a default thereunder.

                  (d) Available books of account, and accounting, financial and other records of Global relating to its business.

                  (e) All prepayments, advances or other deposits made by Customers prior to the Effective Date with respect to products or services contracted for but not shipped or provided as of the Effective Date, as set forth in Part 5 of the Assets Schedule.

                  (f) All insurance policies of Global, as set forth in Part 6 of the Assets Schedule, and claims and rights thereunder relating to its business.

                  (g) Global's right, title and interest in executory agreements with suppliers of its business, employment agreements, non-competition agreements, non-disclosure agreements, leases and all rental service agreements, including all warranties, indemnities and guaranties in favor of Global, in effect with respect to the operation of Global's business, as set forth in Part 7 of the Assets Schedule, together with all rights to enforce the same and all claims and causes of action with respect thereto.

                  (h) All paid up licenses and permits, processes, know-how, information, trademarks, patents or any pending applications for trademarks or patents and trade secrets owned, held or claimed by Global relating to its business, as set forth in Part 8 of the Assets Schedule.

                  (i) All cash and checks on hand, on deposit in bank accounts maintained by Global at the Effective Date, as set forth in Part 9 of the Assets Schedule.

                  (j) Any other assets of Global relating to its business, as set forth in Part 10 of the Assets Schedule, including, without limitation, Global's rights to the security deposit with respect to any lease.

                  The transfer of the above listed assets to GAC shall take affect simultaneously with the release of said assets from pledge, pursuant to a Pledge Agreement, dated as of June 2, 2000, between Global and Surge, without further any action or required consent on the part of the parties hereto.

         TO HAVE AND TO HOLD the same unto GAC, its successors and assigns, forever, and Global does hereby covenant that it will, from time to time, at the request of GAC, execute and deliver such instruments and documents as GAC may reasonably request, and shall, at GAC's request, cooperate with GAC in such respects as shall reasonably be requested by GAC, to more effectively sell, transfer and assign to GAC any of the assets, properties or rights purchased under the Agreement, and to protect the right, title and interest of GAC therein and the enjoyment by GAC thereof and otherwise to carry out the purpose and intent of this instrument.

                  Global hereby releases any and all right, title and interest it may have under or with respect to the Customer Contracts.

                  GAC hereby assumes and agrees to discharge and perform all liabilities and obligations of Global listed on Schedule B annexed hereto.

                  IN WITNESS WHEREOF, the parties, or their duly authorized representatives, have executed this instrument this 5th day of June, 2000.


                                     GLOBAL DATATEL, INC.

                                     By: /s/ Richard Baker
                                         --------------------------------
                                     Name: Richard Baker
                                     Title: Chairman of the Board


                                     GDIS ACQUISITION CORP.


                                     By: /s/ Ira Levy
                                         --------------------------------
                                     Name: Ira Levy
                                     Title: President


                                        2